UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                               (AMENDMENT NO. 12)

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ELMER'S RESTAURANTS, INC.
                       (NAME OF SUBJECT COMPANY (ISSUER))

                                 BRUCE N. DAVIS
                               LINDA ELLIS-BOLTON
                                 KAREN K. BROOKS
                               RICHARD P. BUCKLEY
                                 DAVID D. CONNOR
                               STEPHANIE M. CONNOR
                                THOMAS C. CONNOR
                             CORYDON H. JENSEN, JR.
                              DEBRA A. WOOLLEY-LEE
                                 DOUGLAS A. LEE
                                  DAVID C. MANN
                               SHEILA J. SCHWARTZ
                                 GERALD A. SCOTT
                               WILLIAM W. SERVICE
                                DENNIS M. WALDRON
                                  GARY N. WEEKS
                                  GREG W. WENDT
                               RICHARD C. WILLIAMS
                                DOLLY W. WOOLLEY
                              DONALD W. WOOLLEY AND
                           DONNA P. WOOLLEY, TOGETHER
                     WITH ERI ACQUISITION CORP., AS OFFEROR
            (NAMES OF FILING PERSONS (IDENTIFYING STATUS AS OFFEROR,
                            ISSUER OR OTHER PERSON))

                           COMMON STOCK, NO PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                     289393
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                           JEFFREY C. WOLFSTONE, ESQ.
                            GREGORY L. ANDERSON, ESQ.
                            BENJAMIN G. LENHART, ESQ.
                                 LANE POWELL PC
                        601 SW SECOND AVENUE, SUITE 2100
                             PORTLAND, OREGON 97204
                                 (503) 778-2100

                    (NAME, ADDRESS, AND TELEPHONE NUMBERS OF
                    PERSON AUTHORIZED TO RECEIVE NOTICES AND
                   COMMUNICATIONS ON BEHALF OF FILING PERSONS)

                            Calculation of Filing Fee
--------------------------------------------------------------------------------
Transaction valuation*                                Amount of filing fee**
         $6,019,091                                           $708.45
--------------------------------------------------------------------------------
*Estimated for purposes of calculating the filing fee only. This calculation assumes the purchase of 756,601 shares of common stock of Elmer's Restaurants, Inc. at the tender offer price of $7.50 per share of common stock. The transaction value also includes the offer price of $7.50 less $4.81, which is the average exercise price of outstanding options, multiplied by 128,098, the estimated number of options outstanding not held by the Filing Persons listed above.

**The amount of filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Fee Rate Advisory No. 6 for fiscal year 2005, equals $117.70 per million of transaction value, or $708.45.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  Amount Previously Paid:   $708.45
                                            -------------------------
                  Form or Registration No.: SC TO-T/13E-3
                                            ---------------------------
                  Date Filed:               December 20, 2004
                                            ---------------------------
                  Filing Party:             Bruce N. Davis, Linda Ellis-Bolton,
Karen K. Brooks, Richard P. Buckley, David D. Connor, Stephanie M. Connor, Thomas C. Connor, Corydon H. Jensen, Jr., Debra A. Woolley-Lee, Douglas A. Lee, David C. Mann, Sheila J. Schwartz, Gerald A. Scott, William W. Service, Dennis
M. Waldron, Gary N. Weeks, Greg W. Wendt, Richard C. Williams, Dolly W. Woolley, Donald W. Woolley, and Donna P. Woolley, together with ERI Acquisition Corp.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

                  [X]      third-party tender offer subject to Rule 14d-l.
                  [ ]      issuer tender offer subject to Rule 13e-4.
                  [X]      going-private transaction subject to Rule 13e-3.
                  [X]      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Linda Ellis-Bolton

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to ERI Acquisition Corp. ("Purchaser") by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's Restaurants, Inc. ("Elmer's") exercisable within 60 days from March 11, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Karen K. Brooks

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Richard P. Buckley

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Thomas C. Connor

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     David D. Connor

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Stephanie M. Connor

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Bruce N. Davis

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Corydon H. Jensen, Jr.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Douglas A. Lee

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Debra A. Woolley-Lee

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     David Mann

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Sheila J. Schwartz

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Gerald A. Scott

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     William W. Service

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Dennis M. Waldron

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Gary M. Weeks

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Greg W. Wendt

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Richard C. Williams

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Dolly W. Woolley

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Donald W. Woolley

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Donna P. Woolley

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

--------------------------------------------------------------------------------
 CUSIP No. 289393
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     ERI Acquisition Corp.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     11-3740393
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Oregon
------------------- ---------- -------------------------------------------------
     NUMBER OF          7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                        -0- shares
  REPORTING PERSON  ---------- -------------------------------------------------
        WITH            8      SHARED VOTING POWER

                                        -1,939,119- shares*
                    ---------- -------------------------------------------------
                        9      SOLE DISPOSITIVE POWER

                                        -0- shares
                    ---------- -------------------------------------------------
                       10      SHARED DISPOSITIVE POWER

                                        -1,939,119- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                                                    1,939,119*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               92.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         CO
----------- --------------------------------------------------------------------

*Includes 1,075,192 shares contributed to Purchaser by the Continuing Shareholders; 266,667 options to purchase common stock of Elmer's exercisable within 60 days from February 3, 2005; and 599,503 Shares accepted by Purchaser in the cash tender offer.

This Amendment No. 12 amends and /or supplements the Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO filed on December 20, 2004 by ERI Acquisition Corp., a newly formed Oregon corporation ("Purchaser"), and the individuals listed thereon, as amended and/or supplemented by Amendment No. 1 filed on January 11, 2005; as further amended and/or supplemented by Amendment No. 2 filed on January 13, 2005; as further amended and/or supplemented by Amendment No. 3 filed January 18, 2005; as further amended and/or supplemented by Amendment No. 4 filed on January 19, 2005; as further amended and/or supplemented by Amendment No. 5 filed January 19, 2005; as further amended and/or supplemented by Amendment No. 6 filed January 21, 2005; as further amended and/or supplemented by Amendment No. 7 filed February 3, 2005; as further amended and/or supplemented by Amendment No. 8 filed February 8, 2005; as further amended and/or supplemented by Amendment No. 9 filed February 17, 2005; as further amended and/or supplemented by Amendment No. 10 filed February 28, 2005; and as further amended and/or supplemented by Amendment No. 11 filed March 4, 2005 (the original filing together with all amendments and supplements, collectively, the "Schedule TO"). The Schedule TO relates to the offer by Purchaser to purchase all of the outstanding shares of common stock, no par value per share (the "Shares"), of Elmer's Restaurants, Inc., an Oregon corporation ("Elmer's"), not currently owned by the Continuing Shareholders (as defined in the Offer to Purchase), at a purchase price of $7.50 per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 20, 2004, as amended January 18, 2005 and February 8, 2005 (the "Offer to Purchase") and in the related Letter of Transmittal, as amended. The information and exhibits set forth in the Offer to Purchase and in the related Letter of Transmittal is incorporated herein by reference.

This Amendment also constitutes an amendment to the Schedule 13D filed on August 6, 2004, as amended by Amendment No. 1 filed on August 9, 2004; as amended and restated by Amendment No. 2 filed November 19, 2004; as amended and restated by Amendment No. 4 to the Schedule TO filed January 19, 2005, by Purchaser and the Continuing Shareholders; and as amended and restated by Amendment No. 8 to the Schedule TO filed February 8, 2005, by Purchaser and the Continuing Shareholders.

--------------------------------------------------

ITEMS 1-11 AND 13.

The Schedule TO is hereby amended and supplemented by adding the following disclosure, as appropriate, for Items 1-11 and 13 thereof:

         The Offer expired at 5:00p.m. Eastern Standard Time on Thursday, March 10, 2005. Following the expiration of the Offer, we accepted for purchase and payment all Shares validly tendered in the Offer. We were informed of preliminary results by the depositary that 599,503 Shares were validly tendered (and not properly withdrawn) as of the expiration date of the Offer and intends to make prompt payment for such tendered shares. The depositary for the Offer has preliminarily advised Purchaser that approximately 599,503 shares were validly tendered (and not properly withdrawn) in the Offer. These shares, together with 1,075,192 shares held by Purchaser, represent approximately 91% of the outstanding common stock of the Company.

         Purchaser will acquire the remaining ownership interest of the Company not owned by Purchaser through a short-form merger pursuant to which the Company's remaining shareholders (other than Purchaser and the Company's shareholders properly exercising dissenters' rights) will be entitled to receive $7.50 per share in cash, without interest. Purchaser intends to complete the merger as soon as practicable. As a result of the merger, the Company will be wholly owned by the Continuing Shareholders.


ITEM 12. EXHIBITS.

(a)(1)(xxvi)      Press Release announcing expiration of the Offer issued by
                  Purchaser dated March 11, 2005.

                                    SIGNATURE

 After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: March 11, 2005                     ERI ACQUISITION CORP.

                                          By: /s/ BRUCE N. DAVIS
                                              ---------------------------------
                                          Name:  Bruce N. Davis
                                          Title:  President and CEO


/s/ LINDA ELLIS-BOLTON                   /s/ GERALD A. SCOTT
-------------------------------------    --------------------------------------
Linda Ellis-Bolton                       Gerald A. Scott

/s/ KAREN K. BROOKS                      /s/ SHEILA J. SCHWARTZ
-------------------------------------    --------------------------------------
Karen K. Brooks                          Sheila J. Schwartz

/s/ RICHARD P. BUCKLEY                   /s/ William W. Service
-------------------------------------    --------------------------------------
Richard P. Buckley                       William W. Service

/s/ DAVID D. CONNOR                      /s/ DENNIS M. WALDRON
-------------------------------------    --------------------------------------
David D. Connor                          Dennis M. Waldron

/s/ STEPHANIE M. CONNOR                  /s/ GARY N. WEEKS
-------------------------------------    --------------------------------------
Stephanie M. Connor                      Gary N. Weeks

/s/ THOMAS C. CONNOR                     /s/ GREGORY W. WENDT
-------------------------------------    --------------------------------------
Thomas C. Connor                         Gregory W. Wendt

/s/ BRUCE N. DAVIS                       /s/ RICHARD C. WILLIAMS
-------------------------------------    --------------------------------------
Bruce N. Davis                           Richard C. Williams

/s/ CORYDON H. JENSEN, JR.               /s/ DOLLY W. WOOLLEY
-------------------------------------    --------------------------------------
Corydon H. Jensen, Jr.                   Dolly W. Woolley

/s/ DEBORAH A. WOOLLEY-LEE               /s/ DONALD W. WOOLLEY
-------------------------------------    --------------------------------------
Debra A. Woolley-Lee                     Donald W. Woolley

/s/ DOUGLAS A. LEE                       /s/ DONNA P. WOOLLEY
-------------------------------------    --------------------------------------
Douglas A. Lee                           Donna P. Woolley

/s/ DAVID C. MANN
-------------------------------------
David C. Mann

                                  EXHIBIT INDEX


  EXHIBIT                  DESCRIPTION

(a)(1)(xxvi)      Press Release announcing expiration of the Offer issued by
                  Purchaser dated March 11, 2005.